Exhibit 10.29

AMENDMENT TO DEED OF LEASE

THIS AMENDMENT TO DEED OF LEASE, dated November 2, 2016, is by and between Trex Company, Inc., successor by merger to Trex Company, LLC, hereinafter referred to as the “Tenant”, and TC.V.LLC, successor to Space, LLC, hereinafter referred to as the “Landlord.”

WHEREAS, Tenant and Landlord entered into a Deed of Lease dated June 15, 2000, (the “Lease”) for office space (the second and third floors) located within a building at 160 Exeter Drive, Winchester, Virginia (the “Building”); and

WHEREAS, pursuant to an Amendment to Deed of Lease dated February 22, 2010 (the “2010 Amendment”), the term of the Lease was extended, the Fixed Rent was adjusted, and the Premises was reduced by 3,411 square feet on the second floor of the Building (the “Second Floor Space”).

NOW, THEREFORE, the parties hereby agree as follows:

1.	Effective January 1, 2017, the Lease is hereby amended in the following respects:

(a)	The Premises shall be increased to add back to the Lease the Second Floor Space.

(b)	The Fixed Rent for the Second Floor Space shall be $11.73 per square foot, with $4.73 being allocated to base rent and $7.00 being allocated to operating costs. For purposes of clarification, the Fixed Rent for the remainder of the Premises other than the Second Floor Space shall be as stated in the 2010 Amendment.

(c)	The relative sections of the Lease shall be amended to effectuate the amendments described above. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall apply. Except as amended herein, all other terms of the Lease shall remain in full force and effect.

2.	Capitalized terms not otherwise defined herein shall have the meaning given to such terms by the Lease.

IN WITNESS WHEREOF, Tenant and Landlord have executed this Amendment as of the day and year first set forth above.

Trex Company, Inc.		TC.V.LLC

By:	/s/ J.T. Rudolph, III	By:	/s/ Stephen White

Title:	Vice President, HR	Title:	Owner